EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of November 1, 2017, by and between Kim R. Tsuchimoto (“Executive”) and Monopar Therapeutics Inc. (the “Company”).

Whereas, the Company desires to employ Executive as its Chief Financial Officer effective as of November 1, 2017 (the “Effective Date”), and Executive desires to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement; and

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1.              “Board” means the Board of Directors of the Company.

1.2.              “Cause” means any of the following events described below:

(a)  Executive’s commission of a felony or other crime involving moral turpitude;

(b)  any willful act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive, Executive’s family or any third party at the expense of the Company;

(c)  any willful act of gross misconduct which is materially and demonstrably injurious to the Company; and/or

(d)  Executive’s inability to lawfully work in the United States.

For the purpose of this Agreement, no act, or failure to act, by Executive shall be considered “willful” if done, or omitted to be done, by Executive in good faith and in the reasonable belief that Executive’s act or omission was in the best interest of the Company and/or required by applicable law.

1.3.              “Change in Control” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or (iv) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding. Except that any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Board, shall not be deemed to be a Change in Control.

1.4.              “Change in Control Multiple” shall mean one-quarter (0.25).

1.5.              “Change in Control Period” means that period commencing on the consummation of a Change in Control and ending on the first anniversary thereof.

1.6.              “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.7.              “Code” means the Internal Revenue Code of 1986, as amended.

1.8.              “Company” means Monopar Therapeutics Inc. or any successor thereto.

1.9.              “Confidential Disclosure Agreement” means the Confidential Disclosure Agreement entered into between Executive and the Company.

1.10.          “Covered Termination” means (a) an Involuntary Termination Without Cause or (b) a voluntary termination for Good Reason, provided that the termination constitutes a Separation from Service.

1.11.           “Good Reason” means Executive’s resignation as a result of a Good Reason Condition.  In order to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason Condition within thirty (30) days of the initial existence of such Good Reason Condition.  Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of thirty (30) days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described in Section 4 as a result of such proposed resignation due to the Good Reason Condition specified in the notice.  If the Good Reason Condition is not remedied within the period specified in the preceding sentence, Executive may resign for Good Reason based on the Good Reason Condition specified in the notice, provided that such resignation must occur within sixty (60) days after the initial existence of such Good Reason Condition.

1.12.           “Good Reason Condition” means that any of the following are undertaken without Executive’s express written consent:

(a)                 a material reduction in Executive’s Base Salary (other than as part of a reduction in the base salary of at least a majority of the Company’s executives of the same or greater percentage);

(b)                 the Company’s material breach of any material term of this Agreement (a change in job title or role does not constitute a material breach); or

(c)                a requirement that Executive relocate to an office that would increase Executive’s one-way commute distance by more than fifty (50) miles based on Executive’s primary residence at the time such relocation is announced.

1.13.           “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause.  The termination of Executive’s employment as a result of Executive’s death or inability to perform the essential functions of his job due to disability will not be deemed to be an Involuntary Termination Without Cause.

1.14.           “Separation from Service” means Executive’s termination of employment or service constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

ARTICLE II
EMPLOYMENT BY THE COMPANY

2.1.              Position and Duties.  Subject to terms set forth herein, as of the Effective Date, Executive shall serve as the Company’s Chief Financial Officer and perform such duties as are customarily associated with the position of Chief Financial Officer and such other duties as are assigned to Executive by the Chief Executive Officer.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and 25% of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2.              Employment at Will.  Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause, and without prior notice.  If Executive’s employment with the Company is terminated, Executive will be eligible to receive severance benefits to the extent provided in this Agreement.

2.3.              Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III
COMPENSATION

3.1.              Base Salary.  As of the Effective Date, Executive shall receive for services to be rendered hereunder an annual base salary of $68,750 (“Base Salary”), payable on the regular payroll dates of the Company, subject to increase in the sole discretion of the Board. Base salary represents a part-time salary (25% of full-time) as noted in section 2.1 above.

3.2.              Annual Bonus.  Executive is subject to an annual bonus at the discretion of the Board.

3.3.              Standard Company Benefits.  Upon reaching full-time status (over 30 hours per week of employment with the Company) Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally. Based on 25% service, Executive shall be entitled each year to one (1) week leave for vacation at full pay, provided, that the maximum amount Executive may have accrued at any point in time is one (1) week (meaning that once Executive has accrued one (1) week, Executive will not accrue any additional vacation time until Executive takes vacation and falls below the one (1) week accrual cap). Executive shall also be entitled to reasonable holidays and illness days with full pay in accordance with the policies applicable to the Company and its affiliates from time to time in effect. Employee acknowledges and agrees that in order to maintain flexibility, the Company and its affiliates have the right to amend or terminate any employee benefit plan at any time.

3.4.              Stock Options. Subject to approval by the Board, Executive may be granted options to purchase shares of the Company’s common stock with an exercise price per share as determined by the Compensation Committee or similar function of the Board.

3.5.               Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Employee in connection with the Company’s business, provided that such expenses incurred and are properly documented and accounted for in accordance with the policy of the Company and requirements of the Internal Revenue Service.

ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1.              Severance Benefits.  Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including any Annual Bonus that has been earned with respect to a prior bonus year, but remains unpaid as of the date of the termination.  If the termination is due to a Covered Termination or permanent disability, provided that Executive first returns all Company property in his possession and, within sixty (60) days following the Covered Termination, executes and does not revoke an effective general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company (a “Release of Claims”), Executive shall also be entitled to receive the following severance benefits described in this Section 4.1.

(a)                Covered Termination Not Related to a Change in Control.  If Executive’s employment terminates due to a Covered Termination which occurs outside of a Change in Control Period, Executive shall receive the following:

(i)               An amount equal to three (3) months of Executive’s Base Salary payable in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.

(ii)             If Executive is a full time employee at the time, then if Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the first anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4.1(a)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(iii)           All of Employee’s vested options or stock appreciation rights with respect to the Company’s common stock shall remain exercisable until the first anniversary of Executive’s termination of employment (or, if earlier, the maximum period specified in the award documents and plans governing such options or stock appreciation rights, as applicable, assuming Executive’s employment had not terminated).

(b)               Covered Termination Related to a Change in Control.  If Executive’s employment terminates due to a Covered Termination that occurs during a Change in Control Period, Executive shall receive the following:

(i)               Executive shall be entitled to receive an amount equal to the Change in Control Multiplier multiplied by the sum of: (i) Executive’s Base Salary and (ii) Executive’s target Annual Bonus for the fiscal year of Executive’s termination, in each case, at the rate equal to the higher of (x) the rate in effect immediately prior to Executive’s termination of employment or (y) the rate in effect immediately prior to the Change in Control payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.

(ii)            If Executive is a full time employee at the time, then if Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the date that is that number of years equal to the Change in Control Multiplier following the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4.1(b)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

(iii)            Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the shares subject thereto.  To the extent vested after giving effect to the acceleration provided in the preceding sentence, each stock option held by Executive shall remain exercisable until the earlier of the original expiration date for such stock option or the second anniversary of Executive’s Covered Termination.

(c)                 Termination for Death or Disability. If Executive’s employment is terminated due to death or permanent disability where the Company makes a determination in good faith that, due to a mental or physical incapacity, Executive has been unable to perform his duties under this Agreement for a period of not less than one-and-a-half (1.5) consecutive months or 45 days in the aggregate in any 12-month period, Executive shall receive the following:

(i)               An amount equal to three (3) months of Executive’s Base Salary payable in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.

(ii)              If Executive (or in the event of death, his designee) elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the three (3) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4.1(b)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

4.2.              280G Provisions.  Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.  Any reduction in payments and/or benefits pursuant to this Section 4.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

4.3.              Section 409A.

(a)                 Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(a) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(b)                Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(c)                 For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.4.              Mitigation.  Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

ARTICLE V
PROPRIETARY INFORMATION OBLIGATIONS

5.1.              Agreement.  Executive agrees to continue to abide by the Confidential Disclosure Agreement.

5.2.         Remedies.  Executive’s duties under the Confidential Disclosure Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement.  Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Confidential Disclosure Agreement, as well as Executive’s obligations pursuant to Section 6.2 and Article 7 below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach.

ARTICLE VI
OUTSIDE ACTIVITIES

6.1.                Other Activities.

(a)                 Except for activities disclosed in Exhibit A attached, Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless Executive obtains the prior written consent of the Board.

(b)                 Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.  In addition, Executive shall be allowed to serve as a member of the board of directors of up to two (2) other for profit entities at any time during the term of this Agreement, which service shall not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Board, in its discretion, may require that Executive resign from one or both of such director positions if it determines that such resignation(s) would be in the best interests of the Company.

6.2.              Competition/Investments.  During the term of Executive’s employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

ARTICLE VII
NONINTERFERENCE

In addition to Executive’s obligations under the Confidential Disclosure Agreement, Executive shall not for a period of one (1) year following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Article 7.  Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents or divert or attempt to divert any actual or potential business of the Company. The provisions of this Article 7 shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Article 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

ARTICLE VIII
GENERAL PROVISIONS

8.1.                Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

8.2.               Tax Withholding.  Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

8.3.              Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.4.               Waiver.  If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.5.                Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including without limitation, the Prior Agreement.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by an officer of the Company and Executive.

8.6.               Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.7.                 Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.8.               Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

8.9.             Arbitration.  Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in Illinois in conformity with the then-existing employment arbitration rules and Illinois law.  The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  The Company shall bear the costs of any such arbitration.

8.10.            Executive Acknowledgement.  Executive acknowledges that (a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

8.11.            Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Illinois without regard to the conflicts of law provisions thereof.

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

On behalf of Monopar Therapeutics Inc. /s/ Chandler D. Robinson Chandler D. Robinson Chief Executive Officer

Accepted and Agreed:

/s/ Kim R. Tsuchimoto Kim R. Tsuchimoto

Exhibit A

6.1(a) Other Activities.

50% of full-time employment plus benefits at Mercaptor Discoveries Inc. as Chief Financial Officer, Secretary, Treasurer and Co-Founder

25% of full-time employment (paid and unpaid) at DNAcheckup (nonprofit) as Chief Financial Officer, Secretary and Treasurer